Exhibit 21.1

List of Subsidiaries

State or Country of
Name	Organization

Airtex Products, Inc.	Illinois
Airtex Products Ltd.	United Kingdom
Airtex Products, LLC	Delaware
Airtex Products S.A.	Spain
Automotive Accessory Co. Ltd.	Manitoba, Canada
Brummer Mexicana en Puebla, S.A. de C.V.	Mexico
Brummer Seal de Mexico, S.A. de C.V.	Mexico
Champion Laboratories, Inc.	Delaware
Chefford Master Manufacturing Co., Inc.	Illinois
Eurofilter (Air Filters) Limited	United Kingdom
Eurofilter ECS Limited	United Kingdom
Eurofilter SARL	France
Eurosofiltra SARL	France
Filtros Champion Laboratories, S. de R.I. de C.V.	Mexico
Filtros Champion Sales de Mexico, S. de R.I. de C.V.	Mexico
Flexible Lamps Ltd.	United Kingdom
Flexible Lamps France SARL	France
Fuel Filter Technologies, Inc.	Michigan
G. Weil Limited	United Kingdom
International Development Company, S. de R.I. de C.V.	Mexico
Mid-South Mfg., Inc.	Arkansas
Neapco Inc.	Pennsylvania
Pee Cee Manufacturing Co., Inc.	Illinois
Pioneer, Inc.	Mississippi
Rubbolite Industries Limited	United Kingdom
Talleres Mecanicos Montserrat, S.A. de C.V.	Mexico
T.H. Quinton Limited	United Kingdom
UCI-Airtex Holdings, Inc.	Delaware
UCI Investments, L.L.C	Delaware
UIS Industries, Ltd.	United Kingdom
Wells Manufacturera de Mexico, S.A. de C.V.	Mexico
Wells Manufacturing Canada Limited	Ontario, Canada
Wells Manufacturing Corp.	Wisconsin